ADVANTAGE Funds, Inc.

ARTICLES OF AMENDMENT

Advantage Funds, Inc., a Maryland corporation (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:             The charter of the Corporation is hereby amended by redesignating Dreyfus Global Multi-Asset Income Fund as BNY Mellon Sustainable Balanced Fund and the issued and unissued Class A shares of Dreyfus Global Multi-Asset Income Fund as Service Class shares of BNY Mellon Sustainable Balanced Fund and the issued and unissued Class C, Class I and Class Y shares of Dreyfus Global Multi-Asset Income Fund as Class K shares of BNY Mellon Sustainable Balanced Fund.

SECOND:        The foregoing amendments to the charter of the Corporation were approved by a majority of the entire Board of Directors; the foregoing amendments are limited to changes expressly permitted by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

THIRD:            These Articles of Amendment to the charter of the Corporation shall become effective at 9:01 a.m. on April 1, 2019.

IN WITNESS WHEREOF, Advantage Funds, Inc. has caused this instrument to be signed in its name and on its behalf by its Vice President who acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that, to the best of his knowledge, information and belief, the matters and facts set forth in these Articles with respect to the authorization and approval of the amendment of the Corporation's charter are true in all material respects, and that this statement is made under the penalties for perjury.

ADVANTAGE Funds, Inc.

By:/s/ Jeff Prusnofsky________

Jeff Prusnofsky

Vice President

ATTEST:

/s/ James Bitetto__________

James Bitetto

Secretary

Address of Corporation:

200 Park Avenue

New York, New York  10166

Address of Resident Agent:

The Corporation Trust Incorporated

2405 York Road, Suite 201

Lutherville Timonium, Maryland  21093